Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-71018, 33-74728, 33-95178, 333-09913, 333-27951, 333-62125, 333-81401, 333-94837, 333-47140, 333-56316, 333-61786, 333-83064, 333-98031, 333-103214, 333-106646, 333-108266, 333-111915 and 333-117599) and the Registration Statements on Form S-3 (No. 333-106515) of Mercury Interactive Corporation of our report dated March 14, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 14, 2005